Exhibit 23.1

KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 23, 2024, with respect to the consolidated financial statements of American Battery Technology Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Portland, Oregon
February 11, 2025